                                                                   EXHIBIT 10.6




                                MICROCIDE - ORTHO

                         RESEARCH AND LICENSE AGREEMENT

                                TABLE OF CONTENTS

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                                                                                                                       PAGE
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
ARTICLE 1.        DEFINITIONS........................................................................................     3

ARTICLE 2.        RESEARCH...........................................................................................    12
         2.1      Research Program...................................................................................    12
         2.2      Management.........................................................................................    12
                           2.2.1    Research Program.................................................................    12
                           2.2.2    Functions of the RAC.............................................................    13
                           2.2.3    Information and Access...........................................................    14
         2.3      The Research Program...............................................................................    14
                           2.3.1    Microcide Research Efforts.......................................................    14
                           2.3.2    Information and Reports..........................................................    14
                           2.3.3    Research Term....................................................................    16
         2.4      Research Funding...................................................................................    16
         2.5      Research Audit.....................................................................................    17

ARTICLE 3.        LICENSE............................................................................................    18

ARTICLE 4.        DEVELOPMENT AND COMMERCIALIZATION..................................................................    20
         4.1      Development........................................................................................    20
                           4.1.1    Management.......................................................................    20
                                            4.1.1.1    The PMT.......................................................    20
                                            4.1.1.2    Functions of the PMT..........................................    20
                           4.1.2    Development Program..............................................................    22
         4.2      Commercialization..................................................................................    24
         4.3      Performance Obligations............................................................................    24

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
         4.4      Selection of Collaboration Compounds and Rights to Related Compounds...............................    25

ARTICLE 5.        LICENSE FEES.......................................................................................    27

ARTICLE 6.        ROYALTIES, RECORDS AND REPORTS.....................................................................    29

ARTICLE 7.        CONFIDENTIALITY....................................................................................    32

ARTICLE 8.        ADVERSE EVENT REPORTING............................................................................    34

ARTICLE 9.        INFRINGEMENT.......................................................................................    35

ARTICLE 10.       STATUS OF THE PATENT RIGHTS........................................................................    37

ARTICLE 11.       PUBLICITY..........................................................................................    39

ARTICLE 12.       WARRANTIES AND REPRESENTATIONS; EXCLUSIVITY........................................................    40

ARTICLE 13.       TRADEMARKS.........................................................................................    41

ARTICLE 14.       INDEMNIFICATION....................................................................................    42

ARTICLE 15.       MICROCIDE BANKRUPTCY...............................................................................    43

ARTICLE 16.       DURATION...........................................................................................    44

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
ARTICLE 17.       TERMINATION........................................................................................    44

ARTICLE 18.       RIGHTS AND OBLIGATIONS UPON TERMINATION............................................................    45

ARTICLE 19.       ASSIGNMENT.........................................................................................    47

ARTICLE 20.       DISPUTE RESOLUTION.................................................................................    48

ARTICLE 21.       GENERAL............................................................................................    49

                         RESEARCH AND LICENSE AGREEMENT

AGREEMENT, made this 24th day of October, 1995 by and between MICROCIDE PHARMACEUTICALS, INCORPORATED, a corporation organized under California law having its principal office at 850 Maude Avenue, Mountain View, California 94043 (hereinafter called "MICROCIDE");

                                                               ON THE ONE HAND,

AND:

ORTHO PHARMACEUTICAL CORPORATION, a company organized under Delaware law, having its principal office at U.S. Route 202, Raritan, New Jersey 08869 (hereinafter called "ORTHO") and

THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE, a division of Ortho Pharmaceutical Corporation, having its principal office at U.S. Route 202, Raritan, New Jersey 08869 (hereinafter called "RWJPRI"),

(ORTHO and RWJPRI are collectively referred to herein as "LICENSEE")

                                                              ON THE OTHER HAND,


WITNESSETH:


A. WHEREAS, MICROCIDE has an on-going research program in the FIELD as defined below and has developed certain technology in this FIELD to which it has the right to grant licenses;

B. WHEREAS, patent applications have been filed in the name of MICROCIDE in the United States and other territories for the granting of letters patent relating to certain antibacterials and antibacterial potentiators within the FIELD;

C. WHEREAS, LICENSEE has been engaged in research efforts focused on the development of new antibacterials and has certain research, development and commercialization capabilities in the field as defined herein;

D. WHEREAS, MICROCIDE and RWJPRI desire to engage in collaborative research to conduct a drug discovery program as generally described in the Research Plan attached hereto as Appendix A;

E. WHEREAS, LICENSEE is prepared to undertake a program for the development, manufacture and sale of products developed from the collaborative research, as hereinafter defined, provided that LICENSEE is able to obtain a license under the PATENT RIGHTS and KNOW-HOW-HOW (as hereinafter defined) with exclusivity to protect its investment in such program;

F. WHEREAS, MICROCIDE recognizes that LICENSEE requires such license in order to justify the investment in funding and personnel needed to develop and market products developed from the collaborative research and is willing to grant such rights.

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

ARTICLE 1.  DEFINITIONS

For the purposes of this agreement (hereinafter called the "LICENSE AGREEMENT"), and solely for such purposes, the terms hereinafter set forth shall have the following respective meanings:

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         (a)      "AFFILIATE" or "AFFILIATES" shall mean any corporation(s) or organization(s) which is(are) directly or indirectly CONTROLLED, CONTROLLED by, or under common CONTROL with LICENSEE.

         (b) "COLLABORATION COMPOUND" shall mean any composition of matter in the FIELD (or in the case of pro-drugs, an active metabolite of which), other than a natural product or synthetic or semi-synthetic derivative thereof, that (i) was discovered, identified, synthesized or acquired by or on behalf of MICROCIDE as of the EFFECTIVE DATE, (ii) is discovered, identified, synthesized or acquired by or on behalf of MICROCIDE during the RESEARCH TERM and for six (6) months thereafter, or (iii) is contained within a chemical genus as defined in any issued claim of any unexpired patent in the PATENT RIGHTS, or in a claim of a pending application for such a patent which is being prosecuted in good faith, and as to which one member of such chemical genus is defined in
                  (i) or (ii) above. For purposes of determining whether a given composition is a COLLABORATION COMPOUND, it is understood that a composition which is discovered, identified, synthesized or acquired during the RESEARCH TERM or within six (6) months thereafter ("the Applicable Date") shall be included as a COLLABORATION COMPOUND notwithstanding whether the composition was identified as being active in the FIELD after the Applicable Date.

         (c) "CONTROL", "CONTROL(S)" or "CONTROLLED" shall refer to direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a corporation or other business entity, or a fifty percent (50%) or greater interest in the income of such corporation or other business entity, or the power to direct or cause the direction of the management or policies of such corporation or other business entity whether by ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



         (d) "DEVELOPMENT" shall mean all work involved in PHASES O, I, II, and III for a LICENSED PRODUCT in any country or territory.

         (e) "DEVELOPMENT PLAN" shall mean the plan for DEVELOPMENT of a LICENSED PRODUCT pursuant to Article 4.1.1.2.

         (f) "EFFECTIVE DATE" shall mean the date at the head of this LICENSE AGREEMENT.

         (g)      "FDA" shall mean the United States Food and Drug
                  Administration.

         (h)      "FIELD" shall mean the field of:



                                   [REDACTED]



                  (iv)             [REDACTED]

                  (v)              [REDACTED]

                  all for use in treating bacterial infections for all human and animal pharmaceutical applications.

         (i) "FTE" shall mean a full-time scientific person with appropriate academic credentials and training dedicated to the RESEARCH PROGRAM or in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year, based upon a total of forty-six and 1/4 (46.25) weeks or one thousand eight hundred fifty (1,850) hours per year of scientific work, on or directly related to the RESEARCH, carried out by such a person. Included are Senior Research Scientists and their associates (MS or BS). Excluded are technical and non-technical project management personnel, administrative facilities support, laboratory technical support, information and computer support, and other internal or external support personnel involved in the RESEARCH PROGRAM.

         (j) "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. section 312.3 or its equivalent in any MAJOR MARKET COUNTRY or in the European Economic Community.

         (k) "KNOW-HOW" shall mean all information, not generally known to the public, including (i) techniques and data, including but not limited to, screens, models, methods, assays, inventions, discoveries, trade secrets, improvements, and technical information, together with all experience, data, formulas, procedures and results, and including all chemical, pharmacological, toxicological, clinical, analytical and quality control data, and (ii) any TANGIBLE RESEARCH PRODUCT. Notwithstanding the foregoing, KNOW-HOW-HOW shall not include the subject matter covered by any published patent or patent application.

         (l) "LICENSED PRODUCT" shall mean any COLLABORATION COMPOUND selected for DEVELOPMENT and marketing by LICENSEE pursuant to
                  Article 4.

         (m) "MAJOR MARKET COUNTRY" shall mean any one of the United States, United Kingdom, Germany, France, Italy, or Japan.

         (n) "MARKETING AUTHORIZATION" shall mean all allowances and approvals (including pricing and reimbursement approvals) granted by the appropriate federal, state and local regulatory agencies, departments, bureaus or other governmental entities within a country necessary to market and SELL LICENSED PRODUCT.

         (o) "MICROCIDE KNOW-HOW" shall mean all KNOW-HOW which (i) is now in possession by MICROCIDE, or to which MICROCIDE has the rights to grant licenses to, which relate to the FIELD, or
                  (ii) is developed in performance of the RESEARCH PROGRAM during the TERM OF THE RESEARCH or (iii) is hereafter developed by MICROCIDE within the five year period following the end of the RESEARCH TERM and is necessary or materially useful in the development, manufacture or use of LICENSED PRODUCT, and which MICROCIDE has rights to grant licenses to (e.g., have not been developed in the course of an exclusive collaboration with a third party or exclusively licensed to a third party).

         (p) "NDA" shall mean a New Drug Application and any supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the LICENSED PRODUCT which are necessary for or included in, FDA approval to market LICENSED PRODUCT as more fully defined in 21 CFR
                  Section 314.50 et seq. as well as equivalent submissions to the appropriate health authorities in other countries.

         (q) "NET SALES" shall mean the revenue billed by ORTHO or an AFFILIATE or SUBLICENSEE from the sale of LICENSED PRODUCTS to independent third parties less the following amounts: (i) discounts, including cash discounts, or rebates, including rebates to governmental agencies such as Medicaid rebates and the like, actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, (iii) freight charges paid for delivery, (iv) taxes or other governmental charges levied on or measured by the billed amount, when included in billing, as adjusted for rebates and refunds and (v) provisions for uncollectible amounts determined in accordance with United States generally accepted accounting practices consistently applied to all Products of the Selling Party.

                  If on a country-by-country basis the LICENSED PRODUCT, other than an antibiotic potentiator as defined in Article 1(h)(iii) hereof, is sold as a combination product containing one or more active ingredients, NET SALES for purposes of determining royalties on the combination products shall be reasonably allocated between the LICENSED PRODUCT, the other active components, and the combination product based upon their relative value.

         (r) "NON-COLLABORATION COMPOUND" shall mean any composition of matter in the FIELD (or in the case of pro-drugs, an active metabolite of which), other than a natural product or synthetic or semi-synthetic derivative thereof, that (i) is discovered, identified, synthesized or acquired by MICROCIDE six (6) months or longer after the end of the RESEARCH TERM, or (ii) is contained within a chemical genus as defined in any issued claim of any unexpired patent in the PATENT RIGHTS, or in a claim of a pending application for such a patent which is being prosecuted in good faith, as to which one member of such chemical genus is defined in (i) above, except to the extent such composition falls within the definition of a COLLABORATION COMPOUND pursuant to Article 1(b) above.

         (s) "PATENT RIGHTS" shall mean (i) the patents and patent applications identified in Appendix B hereof, and in respect of such letters patent, and patent applications, all corresponding Patent Co-operation Treaty applications, European Patent Convention applications or applications under similar administrative international conventions, and corresponding national patents and patent applications, together with any divisional, continuation, (but not a continuation-in-part except to the extent described in (ii) or
                  (iii) below), substitution, reissue, extension, supplementary protection certificate or other application based thereon; and
                  (ii) any other patents or patent applications to the extent they disclose and claim inventions made by MICROCIDE in performance of the RESEARCH PROGRAM, and (iii) any other patents or patent applications containing one or more claims covering the manufacture, use or sale of a LICENSED PRODUCT to the extent such patents or patent applications disclose and claim inventions made by MICROCIDE during the five year period following the end of the RESEARCH PROGRAM, which are owned or controlled by MICROCIDE, or under which MICROCIDE has the right to grant licenses to (e.g. are not invented in the course of an exclusive collaboration with a third party or exclusively licensed to a third party).

         (t) "PHASE O" shall mean that portion of the DEVELOPMENT program which starts with the selection of a COLLABORATION COMPOUND for development into a LICENSED PRODUCT under Article 4 hereunder and which generally provides for toxicological and pharmacological studies as well as drug substance and drug product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue human clinical testing.

         (u) "PHASE I" shall mean that portion of the DEVELOPMENT program which provides for the first introduction into humans of a LICENSED PRODUCT with the purpose of determining safety, metabolism, absorption, elimination and other pharmacological action in humans as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development to ensure continuation of human clinical testing.

         (v) "PHASE II" shall mean that portion of the DEVELOPMENT PROGRAM which provides for the initial trials of LICENSED PRODUCT on a limited number of patients for the purposes of determining dose and evaluating safety and preliminary efficacy data in the proposed therapeutic indication as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development to ensure continuation of human clinical testing.

         (w) "PHASE III" shall mean that portion of the DEVELOPMENT PROGRAM which provides for continued trials of LICENSED PRODUCT on sufficient numbers of patients to establish the safety and efficacy of a LICENSED PRODUCT to support MARKETING AUTHORIZATION in the proposed indication. In addition, all other development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development will be finalized.

         (x)      "PMT" shall mean the Project Management Team.

         (y)      "RAC" shall mean the Research Advisory Committee.

         (z) "RESEARCH PROGRAM" shall mean all research and development performed, directed or acquired by MICROCIDE in the course of performing the RESEARCH PLAN during the RESEARCH TERM.

         (aa)     "RESEARCH PLAN" shall have the meaning described in Article
                  2.1 hereof and shall be attached as Appendix A.

         (ab)     "RESEARCH TERM" shall mean the period set forth in Article
                  2.3.3 hereunder unless this Agreement is earlier terminated under Article 17 below.

         (ac) "RWJPRI KNOW-HOW" shall mean such KNOW-HOW which RWJPRI or ORTHO has rights to grant licenses to, and which RWJPRI or ORTHO discloses to MICROCIDE under this LICENSE AGREEMENT or which is necessary or materially useful in the development, manufacturing or use of COLLABORATION COMPOUNDS or LICENSED PRODUCTS.

         (ad) "RWJPRI PATENTS" shall mean any patents and patent applications in the FIELD, including all corresponding Patent Co-operation Treaty applications, European Patent Convention applications or applications under similar administrative international conventions, and corresponding national patents and patent applications, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon, owned or controlled by RWJPRI or ORTHO, and to which RWJPRI or ORTHO has the ability to grant a license or sublicense to without violating the terms of any agreement with any Third Party.

         (ae)     "SELLER" shall mean one who SELLS.

         (af) "SOLD", "SALE", "SALES", "SELL", "SELLING" and "SELLS" shall refer to the act of selling or disposing of for value.

         (ag) "SUB-FIELD" shall mean a part of the FIELD as defined in clauses (i)-(v) of Article 1(h) above.

         (ah) "SUBLICENSEE" shall mean, with respect to a particular Licensed Product, a third party to whom LICENSEE has granted a licensee or sublicensee to make and sell such Licensed Product. As used in this Agreement, "SUBLICENSEE" shall also include a third party to whom LICENSEE has granted the right to distribute such Licensed Product, provided that such third party is responsible for marketing or promoting such Licensed Products within the applicable territory.

         (ai) "TANGIBLE RESEARCH PRODUCT" shall mean any composition of matter, including, but not limited to, organic or inorganic compounds, cells and cell lines, DNA and RNA molecules, plasmids, receptors, proteins or peptides.

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         (aj) "USE", "USES" and "USED" shall refer to the act of using for any commercial purposes whatsoever.

         (ak) "VALID CLAIM" shall mean a claim of an issued, unexpired patent within the PATENT RIGHTS or a claim being prosecuted in a pending application within the PATENT RIGHTS. A claim of an issued, unexpired patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgement of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of royalty determination and payment under Article 6 hereof, any claim being prosecuted in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent.

ARTICLE 2.  RESEARCH

2.1      Research Program

         MICROCIDE hereby agrees to conduct the RESEARCH PROGRAM in consultation with RWJPRI with a goal of discovering, identifying and synthesizing COLLABORATION COMPOUNDS for DEVELOPMENT by RWJPRI into one or more LICENSED PRODUCTS for commercialization by ORTHO. The RESEARCH PROGRAM shall be conducted in accordance with the overall RESEARCH PLAN attached hereto as Appendix A.

2.2      Management

         2.2.1

                                   [REDACTED]

         2.2.2    Functions of the RAC

                  The RAC shall be responsible for managing the RESEARCH PROGRAM. In carrying out this function, the RAC will:

                           (a) oversee directed research activities to be undertaken under the RESEARCH PROGRAM in accordance with the RESEARCH PLAN which will specify the details by which MICROCIDE will conduct the Research;

                           (b) review progress of the RESEARCH PROGRAM, set priorities for Research activities, review results achieved, direct changes or modifications to the RESEARCH PLAN as necessary and provide general guidance to assist the overall program in meeting its objective of fostering successful identification of COLLABORATION COMPOUNDS for DEVELOPMENT by RWJPRI;

                           (c) advise RWJPRI regarding the selection of COLLABORATION COMPOUNDS for full DEVELOPMENT by RWJPRI, under Article 4;

                           (d) attempt to settle disputes or disagreements between the parties regarding the performance of the RESEARCH PROGRAM hereunder,

                           (e) approve any material agreements with third parties to be made by MICROCIDE related to performance of the RESEARCH PROGRAM under this Agreement;

                           (f)      perform such other functions as are
                                    appropriate to further the purposes of this Agreement as determined by the parties.

                    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         2.2.3    Information and Access

         MICROCIDE and RWJPRI shall provide the RAC, its members and authorized representatives with reasonable access during regular business hours to all records and documents relating to the performance of this Agreement which it reasonably may request in order to perform its obligations hereunder; provided that if such documents are under a bona fide obligation of confidentiality to a third party, MICROCIDE or RWJPRI, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

2.3      The Research Program

         2.3.1    Microcide Research Efforts



                                   [REDACTED]


         2.3.2    Information and Reports

                  (a) MICROCIDE will make available and use all reasonable efforts to disclose to RWJPRI all MICROCIDE KNOW-HOW including information regarding compounds synthesized or discovered, initial leads, activities of leads, derivatives, results of in vitro and in vivo studies, assay techniques and new assays. RWJPRI will make available and use all reasonable efforts to disclose to MICROCIDE such RWJPRI KNOW-HOW necessary or materially useful in evaluating COLLABORATION COMPOUNDS and/or in selecting LICENSED PRODUCTS for DEVELOPMENT. Significant discoveries or advances shall be communicated as soon as practical after such KNOW-HOW is obtained or its significance is appreciated. MICROCIDE shall provide RWJPRI with, at a minimum, monthly oral or written reports and a quarterly written report, including but not limited to reports routinely prepared in the course of the RESEARCH PROGRAM presenting a meaningful summary of the Research performed under this Agreement. Following the end of the RESEARCH TERM, a final written report shall be provided by MICROCIDE within six (6) months of termination of the RESEARCH PROGRAM.

                  (b) Each party shall designate a single project coordinator whose duties shall be to oversee matters arising under the provisions of this Agreement and to facilitate the communication of research results. Such project coordinator shall be responsible for day-to-day worldwide coordination of the RESEARCH PROGRAM and will serve to facilitate communication between the parties relating to the RESEARCH PROGRAM.

                  (c) MICROCIDE personnel working on the RESEARCH PROGRAM shall use all reasonable efforts to make accurate laboratory notebook records of the RESEARCH PROGRAM in a manner suitable for use in United States patent prosecution and litigation. RWJPRI and/or its designee shall be permitted to review such laboratory notebooks and records at any reasonable time and to obtain copies thereof for further review by RWJPRI, its AFFILIATES and consultants. MICROCIDE shall make reasonable efforts to safeguard such notes and records against theft and loss by fire, flood and other damages.

                  (d) To the extent permitted by applicable law, MICROCIDE shall require all persons, agents, contractors, and consultants employed or retained by MICROCIDE to work on the RESEARCH PROGRAM, prior to beginning such employment, to be bound in writing to (i) assign to MICROCIDE all rights, title and interest in and to any ideas, discoveries, improvements, inventions, Know-How, patents, patent applications, and the like which were made or conceived in performing the RESEARCH PROGRAM, and to sign all documents and give lawful assistance necessary for filing, and defending patents, and patent applications in all countries, whether such filing is by MICROCIDE, or designees or assignees thereof, and (ii) to be bound in writing to provisions of confidentiality substantially similar to those of Article 7 hereof.

         2.3.3    Research Term

                  The RESEARCH PROGRAM shall commence on the EFFECTIVE DATE and continue for three (3) years. RWJPRI shall have the option, exercisable not later than one hundred eighty (180) days prior to the expiration of the RESEARCH TERM then in effect, to extend the RESEARCH TERM for an additional one (1) year period.

2.4      Research Funding

                  (a) Toward the performance of the RESEARCH PROGRAM by MICROCIDE hereunder, RWJPRI shall pay MICROCIDE Three Million Five Hundred Thousand Dollars ($3,500,000) per year through the end of the RESEARCH TERM. Such funding shall be provided in four (4) equal quarterly installments during each calendar year payable in advance on or about January 1, April 1, July 1, and October 1; provided that the first payment for Contract Year One shall be due ten (10) days after the EFFECTIVE DATE. Any payment for a portion of a quarter shall be made on a pro rata basis. During any extension of the RESEARCH TERM pursuant to Article 2.3.3 above, funding by RWJPRI shall continue at the same rate.

                  (b) All funds provided by RWJPRI under this Article 2.4 shall be used by MICROCIDE in the conduct of the RESEARCH PROGRAM.

                  (c) The purchase of any item including, but not limited to, equipment, materials and cell lines reasonably required by MICROCIDE to carry out the RESEARCH PROGRAM shall be paid for by MICROCIDE out of the Research Funding and shall be owned by MICROCIDE.

2.5      Research Audit

         MICROCIDE will maintain complete and accurate records which are relevant to its expenditure of Research funding provided to it by RWJPRI pursuant to Article 2.4 hereof. Such records shall be open during regular business hours for a period of three (3) years from creation of individual records for examination at RWJPRI's expense for the sole purpose of verifying that MICROCIDE has devoted to the RESEARCH PROGRAM the FTE's required by Article 2.3.1 above; provided however, that such right may not be exercised more than once in any calendar year. RWJPRI shall be entitled to a credit against future Research payments or a refund in the event such audit reveals that the proper FTE's were not allocated in accordance with Article 2.3.1 above.

ARTICLE 3.  LICENSE

3.1 MICROCIDE hereby grants to LICENSEE and LICENSEE hereby accepts from MICROCIDE, upon the terms and conditions herein specified, a worldwide exclusive license, with the right to grant sublicenses, under the PATENT RIGHTS and MICROCIDE KNOW-HOW, to make, use and develop COLLABORATION COMPOUNDS, subject to Article 4.4.1 herein, and to make, to have made, to USE, to SELL and to have SOLD, LICENSED PRODUCTS.

3.2 ORTHO may sell LICENSED PRODUCTS through its AFFILIATES or agents in any country.

3.3 ORTHO agrees to be responsible for the performance hereunder by its AFFILIATES, agents and SUBLICENSEES to which the license and rights hereunder shall have been extended.

3.4 For the purposes of reporting and making payments of earned royalties under this LICENSE AGREEMENT, the manufacture, SALE or USE of LICENSED PRODUCTS by any AFFILIATE, or SUBLICENSEE to which the license and rights shall have been extended shall be considered the manufacture, SALE or USE of such LICENSED PRODUCT by ORTHO and any such AFFILIATE or SUBLICENSEE may make the pertinent reports and royalty payments specified in Article 6 hereof directly to MICROCIDE on behalf of ORTHO; otherwise, such reports and payments on account of SALES of LICENSED PRODUCTS by each AFFILIATE and SUBLICENSEE shall be made by ORTHO; and, in any event, the SALES of LICENSED PRODUCT by each such AFFILIATE and SUBLICENSEE shall be separately shown in the reports to MICROCIDE if such information is readily available to ORTHO.

3.5 In the event LICENSEE wishes to manufacture LICENSED PRODUCT in a country other than a MAJOR MARKET COUNTRY where its AFFILIATE is unable to pay royalties to

         ORTHO or where payment of royalties to ORTHO are limited as to their tax deductibility, MICROCIDE, hereby agrees, at the request of ORTHO, to grant direct licenses containing the same terms, conditions and provisions as this Agreement to any AFFILIATE under PATENT RIGHTS and MICROCIDE KNOW-HOW to make, have made, use and sell LICENSED PRODUCTS. Any such licensed AFFILIATE shall thereafter report NET SALES directly to MICROCIDE and the activities of any such AFFILIATE shall not be includable in any reports made by ORTHO to MICROCIDE.

3.6 In addition to the rights concerning COLLABORATION COMPOUNDS and LICENSED PRODUCTS granted pursuant to Article 3.1 hereof, MICROCIDE hereby grants LICENSEE a nonexclusive, paid-up, worldwide license, without the right to grant sublicenses, to make and use for LICENSEE's internal research purposes all inventions covered by the PATENT RIGHTS and all MICROCIDE KNOW-HOW disclosed to LICENSEE by MICROCIDE, provided however that during the period after the end of the RESEARCH TERM, MICROCIDE screens, assays and TANGIBLE RESEARCH PRODUCTS, other than COLLABORATION COMPOUNDS, shall specifically be excluded from such license and LICENSEE shall have no right to make or use such MICROCIDE screens, assays or TANGIBLE RESEARCH PRODUCTS for any purpose.

3.7 LICENSEE hereby grants MICROCIDE a non-exclusive paid-up license, with no right to grant sublicenses, under RWJPRI PATENTS and RWJPRI KNOW-HOW to make and use methods and materials to carry out the RESEARCH PROGRAM during the RESEARCH TERM and for six (6) months thereafter.

3.8 No other, further or different license or right, except as expressly provided in Article 3 hereof, is hereby granted or implied.

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4.  DEVELOPMENT AND COMMERCIALIZATION

4.1      Development

         4.1.1    Management

                  4.1.1.1  The PMT




                                   [REDACTED]




                  4.1.1.2  Functions of the PMT

                           The PMT shall be responsible for managing the DEVELOPMENT of LICENSED PRODUCTS as well as related pre-market activities performed under the provisions of this
                                    LICENSE AGREEMENT. In carrying out this
                                    function, the PMT will:

                                             (a)      Promptly upon selection of
                                                      a LICENSED PRODUCT for
                                                      DEVELOPMENT, provide the
                                                      parties with a written
                                                      DEVELOPMENT PLAN,
                                                      including appropriate time
                                                      lines for DEVELOPMENT, for
                                                      such LICENSED PRODUCT;

                                             (b)      review progress of the
                                                      DEVELOPMENT work at least
                                                      quarterly, and direct
                                                      changes or modifications
                                                      to the DEVELOPMENT PLAN as
                                                      well as budgets therefor;

                                             (c)      establish, according to
                                                      the practices of RWJPRI
                                                      but in accordance with
                                                      this Agreement, a budget
                                                      for each DEVELOPMENT PLAN
                                                      and determine projected
                                                      additional costs or
                                                      savings associated with
                                                      any changes or
                                                      modifications thereto;

                                             (d)      submit progress reports as
                                                      to the performance of the
                                                      DEVELOPMENT PLAN, the
                                                      first such report to be
                                                      submitted six (6) months
                                                      following selection of
                                                      such COLLABORATION
                                                      COMPOUND for DEVELOPMENT
                                                      at six (6) month intervals
                                                      thereafter until the SALE
                                                      of LICENSED PRODUCT is
                                                      approved and LICENSED
                                                      PRODUCT is being marketed
                                                      on a regular commercial
                                                      basis in the United States
                                                      and each MAJOR MARKET
                                                      COUNTRY and such approval
                                                      and marketing is reported
                                                      in writing to MICROCIDE.
                                                      Minutes of meetings of the
                                                      PMT may serve as such
                                                      progress reports. The
                                                      parties agree to maintain

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                      information in such
                                                      reports in confidence in
                                                      accordance with the
                                                      confidentiality provisions
                                                      of Article 7 hereof.

         4.1.2    Development Program

                  RWJPRI shall be solely responsible for and have the exclusive right, at its discretion but in consultation with the RAC, to select COLLABORATION COMPOUNDS which shall then be designated LICENSED PRODUCTS for further DEVELOPMENT by RWJPRI and marketing by ORTHO and its AFFILIATES. RWJPRI shall provide MICROCIDE with written notice of its decision to select a COLLABORATION COMPOUND for DEVELOPMENT. Once a LICENSED PRODUCT has been selected for further development, RWJPRI, with the guidance of the PMT, shall have the exclusive right to develop the LICENSED PRODUCT through PHASES O, I, II and III and shall have the exclusive right to prepare and file, and shall be the owner of, all applications for MARKETING AUTHORIZATION throughout the world. During such DEVELOPMENT efforts, MICROCIDE will assist RWJPRI as may be mutually agreed in chemical development, formulation development, production of labeled material and production of sufficient quantities of material for PHASE O and initial PHASE I studies. Promptly following establishment of the PMT, the PMT shall determine whether, and to what extent, MICROCIDE shall have responsibility For PHASE O DEVELOPMENT. Unless the PMT objects thereto, MICROCIDE will assume responsibility for
                  managing PHASE O DEVELOPMENT           [REDACTED]            ,
                  as defined in Article 1(h)(i) above, in conjunction with RWJPRI, and on terms to be agreed by the parties. RWJPRI shall exercise diligent efforts, commensurate with the efforts it would normally exercise for products with similar potential sales volume and consistent with its overall business strategy, in developing such LICENSED PRODUCT in accordance with the DEVELOPMENT PLAN established by the PMT. In the course of such efforts RWJPRI shall, either directly or through an AFFILIATE

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  or SUBLICENSEE to which the license shall have been extended, take appropriate steps including the following:

                           (a) in consultation with the RAC, select certain COLLABORATION COMPOUNDS for PHASE O DEVELOPMENT; and

                           (b) establish and maintain a program reasonably designed, funded and resourced to obtain information adequate to enable the preparation and filing with an appropriate and properly empowered national regulatory authority all necessary documentation, data and other evidence required for IND approval to commence and conduct human clinical trials of such LICENSED PRODUCT.
                                    [REDACTED]            , as defined in
                                    Article 1(h)(i) above, MICROCIDE, or if the PMT deems appropriate, RWJPRI, shall have responsibility for IND preparation and filing;

                           (c) proceed following IND approval to commence PHASE I, II, and III trials, associated studies and all other work which RWJPRI reasonably deems to be required for subsequent inclusion in filings for MARKETING AUTHORIZATION;

                           (d) after such submissions are filed prosecute such submissions and file all necessary reports and respond to all reasonable requests from the pertinent regulatory authorities for information, data, samples, tests and the like.

                           MARKETING AUTHORIZATION applications shall be compiled by RWJPRI based on information generated during the DEVELOPMENT program. RWJPRI shall own such MARKETING AUTHORIZATIONS. MICROCIDE shall prepare supporting documentation requested by RWJPRI. MICROCIDE shall further assist ORTHO with the preparation of supporting data to apply for and pursue MARKETING AUTHORIZATIONS.

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


4.2      Commercialization

         4.2.1 Once a LICENSED PRODUCT has been approved for marketing, ORTHO shall exercise reasonable efforts, commensurate with the efforts it would normally exercise for products with similar potential sales volume and consistent with its overall business strategy, in promoting, advertising and SELLING LICENSED PRODUCT under this LICENSE AGREEMENT.

         4.2.2 MICROCIDE shall have the right, subject to ORTHO's approval, to undertake certain co-promotion activities with respect to LICENSED PRODUCTS in North America. Prior to commercialization of LICENSED PRODUCTS, MICROCIDE intends to have established non-direct demand generating Professional Services and Technical Support activities within North America, in order to: (a) promote rational antibiotic usage, (b) enhance MICROCIDE's reputation for technical expertise in the antibiotic field, and (c) support market adoption of LICENSED PRODUCTS.




                                   [REDACTED]



4.3      Performance Obligations

         4.3.1 Non-performance of this Article 4, or any subparagraph thereof by LICENSEE, shall be a breach of or default under this LICENSE AGREEMENT, subject to MICROCIDE's right to terminate this LICENSE AGREEMENT pursuant to Article 17.3 and 18.1 hereof as its sole and complete remedies.

         4.3.2 Notwithstanding any other provision hereunder, LICENSEE makes no representation or warranty that development and marketing of LICENSED PRODUCT shall be the exclusive means by which LICENSEE will participate in the FIELD. Furthermore, all business decisions concerning marketing and sales of LICENSED PRODUCT including, without limitation, the design, sale, price and promotion of LICENSED PRODUCTS covered under this Agreement shall be within the sole discretion of LICENSEE. MICROCIDE realizes that LICENSEE already sells products for the treatment of bacterial infections, and acknowledges that LICENSEE may now or in the future develop or acquire products for the treatment and prevention of such conditions.

4.4      Selection of Collaboration Compounds and Rights to Related Compounds

         4.4.1 During the RESEARCH TERM and for one (1) year thereafter, LICENSEE shall have the exclusive right to select COLLABORATION COMPOUNDS for DEVELOPMENT and commercialization as LICENSED PRODUCTS. Thereafter, so long as LICENSEE has one or more COLLABORATION COMPOUNDS within a SUB-FIELD in active DEVELOPMENT or commercialization as set forth in Articles
                  4.1.2 and 4.2.1 respectively, LICENSEE shall have the exclusive right, but not the obligation, to select other COLLABORATION COMPOUNDS within such SUB-FIELD for DEVELOPMENT by RWJPRI and marketing by ORTHO and its AFFILIATES in accordance with Articles 4.1 and 4.2. Following termination of the one (1) year period, all rights to COLLABORATION COMPOUNDS in any SUB-FIELD in which LICENSEE does not have a COLLABORATION COMPOUND in DEVELOPMENT or commercialization shall lapse and MICROCIDE shall have the right to develop, market and commercialize such COLLABORATION COMPOUND independently and all rights and licenses thereto shall revert to MICROCIDE at the conclusion of such period or any time thereafter.

         4.4.2 In addition to the rights concerning COLLABORATION COMPOUNDS set forth in Article 4.4.1 above, so long as LICENSEE has one or more COLLABORATION COMPOUNDS within a SUB-FIELD in active DEVELOPMENT, LICENSEE shall have a right of first negotiation to obtain an exclusive worldwide license on terms to be negotiated in good faith by the parties herein, to any NON-COLLABORATION COMPOUNDS within such SUB-FIELD. This right of first negotiation shall extend for the period of time that LICENSEE has a COLLABORATION COMPOUND in DEVELOPMENT and shall terminate upon NDA filing in the United States on a COLLABORATION COMPOUND. No sooner than (a) one (1) year following commencement of PHASE O with respect to SUB-FIELD
                  (i), or (b) the commencement of PHASE O with respect to SUB-FIELDS (ii)-(v), or at any time thereafter during such DEVELOPMENT period, MICROCIDE may offer such license to LICENSEE in writing and shall provide such information as LICENSEE shall reasonably request for LICENSEE to evaluate whether it wishes to accept such license. LICENSEE shall have sixty (60) days from the date of receipt of such offer to inform MICROCIDE whether it wishes to negotiate the terms of such license. If LICENSEE so informs MICROCIDE that it wishes to negotiate such a license, the parties shall have ninety
                  (90) days to enter into a definitive license agreement with MICROCIDE with respect thereto. If LICENSEE has not advised MICROCIDE within such sixty (60) day period, or such extended period as the parties may mutually agree to, that LICENSEE wishes to negotiate such a license, or the parties have not executed such a definitive license agreement within said ninety (90) day period, or such extended period as the parties may mutually agree to, MICROCIDE shall be free to enter into an agreement with a third party to license such NON-COLLABORATION COMPOUND, or to develop and market such NON-COLLABORATION COMPOUND itself, provided that MICROCIDE shall not enter into an agreement with a third party for licensing of such NON-COLLABORATION COMPOUND on terms substantially less favorable to MICROCIDE taken as a whole than those last offered in writing to MICROCIDE by LICENSEE pursuant hereto.

         4.4.3 In addition, LICENSEE shall have a right to first negotiation to obtain an exclusive worldwide license, on terms to be negotiated in good faith by the parties, to any natural product, (or synthetic or semi-synthetic derivative thereof), in the FIELD, discovered, synthesized or acquired by MICROCIDE during the RESEARCH TERM. Two (2) years following commencement of the RESEARCH PROGRAM, or any time thereafter, MICROCIDE may offer to license any such natural products by giving notice in writing to LICENSEE and by providing LICENSEE with such information as LICENSEE shall reasonably request for LICENSEE to evaluate whether it wishes to accept such license. LICENSEE shall have ninety (90) days from receipt of such offer to inform MICROCIDE whether it wishes to negotiate such a license. If LICENSEE so informs MICROCIDE that it wishes to negotiate such a license, the parties shall have one hundred twenty (120) days to enter into a definitive license agreement with respect thereto. If LICENSEE has not advised MICROCIDE within such ninety (90) day period, or such extended period as the parties may mutually agree to, that LICENSEE wishes to negotiate such a license, or the parties have not entered into a definitive agreement within such 120-day period, MICROCIDE shall be free to grant a license to any third party with respect to such natural product or may develop and market such natural product itself.

ARTICLE 5.  LICENSE FEES

5.1 In consideration of the rights and licenses granted to LICENSEE under this Agreement, ORTHO shall pay MICROCIDE an initial license fee of Three Million Dollars ($3,000,000) within ten (10) Days of the EFFECTIVE DATE and a one-time license fee of One Million Dollars ($1,000,000) within thirty (30) days of receipt of written notice by MICROCIDE of RWJPRI's decision to select the first COLLABORATION COMPOUND for DEVELOPMENT pursuant to Article 4.1 hereunder. RWJPRI shall be deemed to have selected a COLLABORATION COMPOUND for DEVELOPMENT no later than the commencement of PHASE O for such COLLABORATION COMPOUND.

                    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 In addition, for each LICENSED PRODUCT hereunder, ORTHO shall pay to MICROCIDE, subject to Article 17, Milestone License Fees in amounts and times as follows:

                  (i)      [REDACTED]

                  (ii)     [REDACTED]

                  (iii)    [REDACTED]

                  (iv)


                                   [REDACTED]

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


ARTICLE 6.  ROYALTIES, RECORDS AND REPORTS

6.1 For the rights and privileges granted under this LICENSE AGREEMENT, ORTHO shall pay to MICROCIDE, on a country-by-country basis in the manner provided and subject to Article 17, the following earned royalties:

                  (a)      [REDACTED]


                  (b)


                                   [REDACTED]


6.2 Earned royalty shall be paid pursuant to Article 6.1 hereof on all LICENSED PRODUCTS SOLD under this LICENSE AGREEMENT; and the earned royalty payable on a given LICENSED PRODUCT made hereunder shall not become due and owing until such LICENSED PRODUCT is SOLD.

         The earned royalty for any particular LICENSED PRODUCT shall be due upon the first bona fide arm's length SALE to a third party other than an AFFILIATE or SUBLICENSEE thereof and any subsequent SALE of such LICENSED PRODUCT by a third party that is not an AFFILIATE or SUBLICENSEE shall be royalty free.

6.3 Notwithstanding the provisions of Article 6.2 hereof, in the case of transfers or SALES of any LICENSED PRODUCT among ORTHO, AFFILIATES and SUBLICENSEE or between AFFILIATES, one and only one royalty shall be payable thereon and such royalty shall become payable upon the final SALE thereof to a third party.

6.4 ORTHO shall keep, and shall cause its AFFILIATES and SUBLICENSEES to keep, full, true and accurate books of account containing all particulars in accordance with ORTHO'S normal accounting procedures then in effect for the purpose of showing the amount payable to MICROCIDE by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at ORTHO's (or if sales by a SUBLICENSEE, at the SUBLICENSEE's) principal place of business. Said books and the supporting data shall be maintained and kept open during reasonable business hours, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by MICROCIDE and reasonably acceptable to ORTHO or such SUBLICENSEE for the purpose of verifying ORTHO's royalty statements, or ORTHO's compliance in other respects with this LICENSE AGREEMENT, but this right to inspect may not be exercised more than once in any year and once a calendar period is audited, it may not be re-audited. Said accountant shall disclose to MICROCIDE only information relating solely to the accuracy of the royalty reports and the royalties paid under this Agreement. Names of customers and other confidential information shall not be disclosed to MICROCIDE by such independent accountant. Such accountant shall be retained at MICROCIDE's sole expense. Notwithstanding the foregoing, inspections of the records of SUBLICENSEES shall be limited to the extent that ORTHO has the right to authorize MICROCIDE to make such inspection; provided that if ORTHO does not have the right to authorize MICROCIDE to make such an inspection, upon MICROCIDE's request, ORTHO shall inspect the

         SUBLICENSEE's records and shall provide to MICROCIDE the results of such inspection. In any case, if an underpayment of more than five percent (5%) is established for a period, LICENSEE shall pay the costs of the audit of such period.

6.5 ORTHO within sixty (60) days after the first day of January, April, July and October of each year (the "Reporting Date") shall deliver to MICROCIDE a true and accurate report, giving such particulars of the LICENSED PRODUCTS SOLD by ORTHO, AFFILIATES, and SUBLICENSEES and the NET SALES due during the three (3) months preceding the Reporting Date ("Accounting Period") under this LICENSE AGREEMENT as are pertinent to an accounting for royalty under this LICENSE AGREEMENT.

         Simultaneously with the delivery of each such report, ORTHO shall pay to MICROCIDE the royalty due under this LICENSE AGREEMENT for the period covered by such report. If no royalties are due, it shall be so reported. Royalties shall be paid to MICROCIDE in United States Dollars at MICROCIDE's office specified for the purposes of giving notice in
         Article 21 hereof.

6.6 The remittance of royalties payable on sales outside the United States will be payable to MICROCIDE in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York Edition, for the last business day prior to the Reporting Date for which the royalty payment is made. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of MICROCIDE or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by ORTHO to MICROCIDE.

6.7 In any country where the rate of royalty is limited by applicable law, the royalty payment shall be made to MICROCIDE at the highest rate permitted by law in that country for licenses of the type herein granted provided that such rate is equal to or less than the rate specified in this LICENSE AGREEMENT.

6.8 Any tax required to be withheld on royalties payable to MICROCIDE under the laws of any foreign country shall be promptly paid by ORTHO for and on behalf of MICROCIDE to the appropriate governmental authority, and ORTHO shall furnish MICROCIDE with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable MICROCIDE to support a claim for income tax credit in respect of any sum so withheld. Any such tax required to be withheld shall be an expense of and borne by MICROCIDE.

6.9 ORTHO'S obligation to make payments of royalties under this Article shall be waived and excused to the extent that the statutes, laws, codes, or government regulations of the country from which such payments are to be paid prohibit or prevent any such payments.

ARTICLE 7.  CONFIDENTIALITY

7.1 Disclosures of confidential and proprietary information hereunder by either party to the other shall be made in writing (or promptly confirmed in writing if made in another form), and shall be clearly marked "Confidential". Such confidential information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees or independent contractors who agree in writing to equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. All confidential information shall remain the property of and be returned to the disclosing party within thirty (30) days of receipt of a written request by the disclosing party, or within thirty (30) days of termination of this Agreement except for one (1) copy which may be retained by the receiving party for purposes of determining its legal rights hereunder. These mutual obligations of confidentiality shall apply for a period of five
         (5) years after the termination of this Agreement, but such obligations shall not apply to any information that:

                  (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

                  (ii) was already known to the recipient as evidenced by prior written documents in its possession; or

                  (iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

                  (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

                  (v) is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

                  (vi) has been approved in writing for publication by the disclosing party; or

                  (vii) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of products covered by this Agreement; or

                  (viii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

                  (ix) is product-related information which is reasonably required to be disclosed in connection with marketing of products covered by this Agreement.

                           Notwithstanding the foregoing, confidential information may be provided to third parties under the appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for consulting, manufacturing development, manufacturing, external testing and marketing trials with respect to the products covered by this Agreement.

7.2 The parties recognize the importance of publishing the information developed in the RESEARCH PROGRAM under the provisions of this Agreement. Accordingly, each party shall submit any proposed publication containing Confidential Information to the other party at least thirty (30) days in advance to allow that party to review such planned public disclosure. The reviewing party will promptly review such proposed publication and make any objections that it may have to the publication of the Confidential Information contained therein. Should the reviewing party make an objection to the publication of the Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing the same, and the Chairman of RWJPRI and the President of MICROCIDE shall reasonably agree on the extent to which such publications shall be made.

ARTICLE 8.  ADVERSE EVENT REPORTING

         MICROCIDE shall promptly inform RWJPRI in writing within twenty-four
         (24) hours of its receipt of any information which it receives regarding or related to any serious, unexpected adverse reaction to LICENSED PRODUCT. Each party shall comply with each Adverse Drug Experience reporting requirement of it in the United States Federal Food Drug and Cosmetic Act, as amended (21 USC Section 301 et seq.) and the similar requirements of international regulatory authorities. In addition, on an on-going basis, each party agrees to make a good faith effort to promptly provide the other party with any additional information

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
         in its possession which indicates adverse effects in humans associated with LICENSED PRODUCT. The obligations of this Article shall survive termination of this Agreement as to LICENSED PRODUCT continued to be sold by ORTHO.

ARTICLE 9.  INFRINGEMENT

9.1      (a)      In the event that there is infringement on a commercial scale by a third party of any patent licensed to LICENSEE hereunder, LICENSEE shall notify MICROCIDE in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such third party.
                  MICROCIDE shall then, at its option, take action to obtain a discontinuance of such infringement or bring suit against the third party infringer. MICROCIDE shall bear all the expenses of any suit brought by it. In the event damages or other monies are awarded or received in settlement of such suit, MICROCIDE shall be entitled to deduct an amount to cover its out-of-pocket expenses, including attorneys fees, incurred for such suit. The balance of any recoveries shall then be shared by the parties with MICROCIDE receiving seventy-five percent
                  (75%) and ORTHO receiving twenty-five percent (25%). ORTHO will cooperate with MICROCIDE in any such suit and shall have the right to consult with MICROCIDE and be represented by its own counsel at its own expense.

9.1      (b)      If, after the expiration of said one hundred and twenty (120)
                  days from the date of a request by ORTHO to do so, MICROCIDE has not overcome the prima facie case of infringement, obtained a discontinuance of such infringement, or brought suit against the third party infringer, then ORTHO shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join MICROCIDE as a party plaintiff, provided that ORTHO shall bear all the expenses of such suit. In the event damages or other monies are awarded or received in settlement of such suit, ORTHO shall be entitled to deduct an amount to cover its out-of-pocket expenses, including attorneys fees and including a reasonable allocation for in-house attorney's time, incurred for such suit. The balance of any recoveries shall be shared by the parties with ORTHO receiving seventy-five percent (75%) and MICROCIDE receiving twenty-five percent (25%). MICROCIDE will cooperate with ORTHO in any suit for infringement of a licensed patent brought by ORTHO against a third party, and shall have the right to consult with ORTHO and to participate in and be represented by independent counsel in such litigation at its own expense. ORTHO shall incur no liability to MICROCIDE as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding MICROCIDE'S patent invalid or unenforceable.

9.2 In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, as provided herein, the other party hereto shall fully cooperate with the party initiating or carrying on such proceedings.

9.3 MICROCIDE warrants that it is presently aware of no patents or patent applications owned by a third party which would be infringed by the manufacture, use or sale of any LICENSED PRODUCT. In the event ORTHO is charged with such infringement by a third party, ORTHO shall have the right to defend against such charge of infringement and, during the period in which such litigation is pending, ORTHO shall have the right to apply up to twenty-five percent (25%) of the royalties due MICROCIDE on sales of the allegedly infringing LICENSED PRODUCT against its litigation expenses. If, as a result of judgment in the litigation or settlement with the third party, ORTHO is required to pay royalties or other monies to such third party, ORTHO may thereafter deduct from the amount of royalties due MICROCIDE on NET SALES of the LICENSED PRODUCT charged to infringe, an amount which is the lesser of twenty-five percent (25%) of all sums actually paid by ORTHO to such third party or twenty-five percent (25%) of all royalty payments otherwise payable to MICROCIDE on the NET SALES of such LICENSED PRODUCT.

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
ARTICLE 10.  STATUS OF THE PATENT RIGHTS

10.1 MICROCIDE shall file, maintain and prosecute the patent applications within the PATENT RIGHTS to obtain patents thereon at its own expense as it considers appropriate. MICROCIDE does not represent or warrant that any such patent will be obtained and MICROCIDE shall in its sole discretion be responsible for determining whether to abandon any or all of said patent applications or any portions thereof. Title to all patents claiming inventions made solely by an employee of a Party in the course of performing the RESEARCH PROGRAM shall be owned by such Party, subject to the license provisions of Article 3 hereunder. Title to all patents claiming inventions made jointly by employees of MICROCIDE and LICENSEE shall be jointly owned by MICROCIDE and LICENSEE, subject to the license provisions of Article 3 hereunder. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions, and each party hereby waives any right (other than as set forth in this Agreement) to obtain an accounting of profits or approve any license or exploitation thereof.

10.2     MICROCIDE agrees to promptly provide LICENSEE with copies of:

         1.       All patent applications included in PATENT RIGHTS;

         2. All prior art searches conducted on behalf of MICROCIDE related to said patent applications and the subject matter of this License Agreement; and

         3. All correspondence to and from the United States Patent and Trademark Office related to said patent applications as well as all requested correspondence relating to corresponding national and international patent applications.

10.3 LICENSEE shall have the right to consult with MICROCIDE regarding the content of said patent applications, prior art searches and correspondence, and to comment thereon.

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
         MICROCIDE shall consider all such comments offered by LICENSEE, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of MICROCIDE.

10.4 MICROCIDE shall file patent applications in those foreign countries which may be designated in writing by LICENSEE and LICENSEE shall be permitted to consult with MICROCIDE in the selection of foreign patent counsel and in the preparation and prosecution of said foreign patent applications.

10.5 MICROCIDE shall promptly notify LICENSEE in the event MICROCIDE decides not to file, or decides to abandon or discontinue prosecution or maintenance of any one or more patents or patent applications included in PATENT RIGHTS. Such notification will be given as early as possible which in no event will be less than sixty (60) days prior to the date on which said application(s) will become abandoned. LICENSEE shall have the option, exercisable upon written notification to MICROCIDE, to assume full responsibility for the filing, prosecution or maintenance of the affected patents or patent application(s), in LICENSEE's name at its expense. Royalty obligations with respect to such affected patents or patent applications shall be governed by, and at the royalty rate, set forth in Article 6.1(b) hereinabove for the life of such patent.

10.6 LICENSEE shall cooperate with MICROCIDE, and MICROCIDE agrees to diligently seek any extension under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community or other similar measure in any other country that is available or that becomes available in respect of the term of any patent within the PATENT RIGHTS including any patent that may issue on a patent application within the PATENT RIGHTS. LICENSEE shall diligently advise MICROCIDE in a timely manner of approval by the Food and Drug Administration of the United States of America to USE, SELL or market LICENSED PRODUCTS or any other governmental approval obtained by or on behalf of LICENSEE or

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
         an AFFILIATE that is pertinent to any such extension and LICENSEE shall supply MICROCIDE with any pertinent information and data in its possession or control or that is in the possession or control of any AFFILIATE or SUBLICENSEE and shall cooperate fully in assisting MICROCIDE to obtain any such extension that it may seek and LICENSEE shall supply MICROCIDE in a timely manner with any information and data and any supporting affidavits or documents required to comply with 35 USC 156 Extension of Patent Term (and any successor legislation) and any administrative rules or regulation thereunder or required to comply with any corresponding laws and regulations that are or shall be in effect in any country within the PATENT RIGHTS, all without further consideration. ORTHO shall require its AFFILIATES to comply with this
         Article 10.7.

ARTICLE 11.  PUBLICITY

         Neither party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this LICENSE AGREEMENT, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the written consent of the other party save only (i) such announcements as in the opinion of counsel for the party making such announcement is required by applicable law to be made or (ii) announcements to MICROCIDE's private advisors, present investors, and bona fide prospective institutional investors so long as such disclosure is made under a binder of confidentiality wherein such advisor or investor agrees not to discloser the information contained in the announcement to any third party tor to use the information for any purpose other than to evaluate its investment or prospective investment in MICROCIDE. Such announcements shall be factual and as brief as reasonable. If a party decides to make an announcement required by law or otherwise permitted under this Agreement, it will give the other party ten (10) days' advance written notice of the text of the announcement so that the other party will have an opportunity to comment upon the announcement. Upon request by a party for approval of any other disclosures, such approval or disapproval shall be given in

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
         writing within fifteen (15) days of its receipt. Upon request by either Party, the Parties agree to prepare a mutually agreed press release and related Question and Answer document with respect to this Agreement. Once information has been approved for disclosure, no further consent or approval shall be required under this Section with respect to such information.

ARTICLE 12.  WARRANTIES AND REPRESENTATIONS; EXCLUSIVITY

12.1 MICROCIDE warrants that it exclusively owns or controls by agreement, assignment or license the entire right, title and interest in the PATENT RIGHTS and MICROCIDE KNOW- HOW and that it has full power and authority to execute, deliver and perform this LICENSE AGREEMENT and the obligations hereunder.

12.2 MICROCIDE expressly warrants and represents that it has no outstanding encumbrances or agreements, either written, oral or implied, in connection herewith, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any rights, license, consent or privilege that conflict with the rights granted herein.

12.3 Each party expressly represents and warrants that it has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. MICROCIDE further represents and warrants that as of the EFFECTIVE DATE no academic institution, member of an academic institution, corporation or any local, state or federal government holds any property rights in the PATENT RIGHTS, and that it is able to consummate this Agreement in the capacity of a free agent.

12.4 Each party hereby warrants that the execution, delivery and performance of this LICENSE AGREEMENT has been duly approved and authorized by all necessary corporate or partnership actions of both parties; do not require any shareholder or partnership approval which has been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; do not contravene any law, regulation, rules or order binding on

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
         either Party, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which either party is a signatory

12.5 During the RESEARCH TERM, MICROCIDE shall not conduct, have conducted or fund any research, development, regulatory, manufacturing or commercialization activity specifically directed at discovery or developing products in the FIELD, except as permitted pursuant to this LICENSE AGREEMENT including Articles 4.1.2 and 4.2.2. Following expiration of the RESEARCH TERM and during the period under which LICENSEE has one or more LICENSED PRODUCTS in active DEVELOPMENT and for two (2) years thereafter, MICROCIDE shall not conduct, have conducted or fund any research, development, regulatory, manufacturing or commercialization activity directed at COLLABORATION COMPOUNDS within the same SUB-FIELD as such LICENSED PRODUCT under DEVELOPMENT by LICENSEE, except as permitted under this LICENSE AGREEMENT.

ARTICLE 13.  TRADEMARKS

         ORTHO, at its expense, shall be responsible for the selection, registration and maintenance of all Trademarks which it employs in connection with LICENSED PRODUCTS and shall own and control such trademarks. MICROCIDE recognizes the exclusive ownership by ORTHO of any proprietary ORTHO name, logotype or trademark furnished by ORTHO (including ORTHO's AFFILIATES) for use in connection with the LICENSED PRODUCT. MICROCIDE shall not, either while this LICENSE AGREEMENT is in effect or at any time thereafter, register, use or attempt to obtain any right in or to any such name, logotype or trademark or in and to any name, logotype or trademark confusingly similar thereto.

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
ARTICLE 14.  INDEMNIFICATION

14.1 ORTHO agrees to indemnify and hold harmless, MICROCIDE, its AFFILIATES and their respective officers, directors, employees and agents ("MICROCIDE Indemnitees") from and against any and all liability, damages, losses, claims, suits, proceedings, demands, recoveries or expenses, including reasonable attorney's fees and expenses, incurred or rendered against such MICROCIDE Indemnitees which arise out of or result from the use, testing, manufacture, processing, packaging, labeling, sale or distribution of LICENSED PRODUCTS by ORTHO or its AFFILIATES or SUBLICENSEE; except for any and all liability, damages, losses, claims, suits, proceedings, demands, recoveries or expenses, incurred by or rendered against MICROCIDE which are based upon the gross negligence or wilful misconduct by MICROCIDE or its AFFILIATES.

14.2 MICROCIDE agrees to indemnify and hold harmless, LICENSEE , its AFFILIATES, and SUBLICENSEES and their respective officers, directors, employees and agents ("LICENSEE Indemnitees") from and against any and all liability, damages, losses, claims, suits, proceedings, demands, recoveries or expenses, including reasonable attorney's fees and expenses, incurred or rendered against such LICENSEE Indemnitees which arise out of or result from (i) the negligence or wilful misconduct by MICROCIDE or its AFFILIATES in carrying out the RESEARCH PROGRAM under this Agreement, or (ii) personal injury to MICROCIDE's employees or agents or damage to MICROCIDE's property resulting from acts performed by, under the direction of, or at the request of LICENSEE in carrying out activities contemplated by this LICENSE AGREEMENT.

14.3 Each respective Indemnitee and Indemnitor hereunder shall cooperate in the defense of any such claim, lawsuit or action. Indemnitee further shall make available to Indemnitor its employees, documents and expertise in the mutual defense of such action. Indemnitee hereby agrees to notify Indemnitor promptly of Indemnitee's receipt thereof any claim, lawsuit or action which is within the scope of Indemnitor's undertaking. Failure to provide such notification shall terminate Indemnitor's obligation as to such lawsuit, claim or action. Indemnitor shall bear no responsibility for any expenses incurred by Indemnitee prior to such notice.

14.4 The respective Indemnitor hereunder shall control the management of any such claim, lawsuit or action, including, without limitation, the selection of counsel, trial strategy, and determination of the appropriateness and reasonableness of any settlement.

ARTICLE 15.  MICROCIDE BANKRUPTCY

         All rights and licenses granted under or pursuant to this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of
         Section 365(n) of Title 11, U.S. code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that LICENSEE, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. MICROCIDE agrees, during the term of this Agreement, to create and maintain current copies or, if not amendable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. MICROCIDE further agrees that in the event of the commencement of a bankruptcy proceeding by or against it under the Bankruptcy Code, LICENSEE shall be entitled to a complete duplicate of or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession shall be promptly delivered to LICENSEE (a) upon such commencement of a bankruptcy proceeding upon written request therefor by LICENSEE, unless MICROCIDE elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of MICROCIDE upon written request therefor by LICENSEE.

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
ARTICLE 16.  DURATION

16.1 This Agreement shall commence upon the EFFECTIVE DATE and shall, unless sooner terminated pursuant to any other provisions of this Agreement, continue in full force and effect until the latest of (i) one (1) year after the end of the RESEARCH TERM, or (ii) after the end of such one
         (1) year period, six (6) months following the date upon which LICENSEE ceases to have one or more LICENSED PRODUCTS in active DEVELOPMENT or commercialization or (iii) for as long as royalties are payable according to the provisions of Article 6 herein. On a country-by-country basis, once ORTHO has paid royalties for the full period under which such royalty payments are due under Article 6.1 hereunder, ORTHO and its AFFILIATES shall have a fully paid-up, irrevocable, exclusive license under the MICROCIDE KNOW-HOW to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCTS.

ARTICLE 17.  TERMINATION

17.1 During the RESEARCH TERM hereunder, LICENSEE may terminate this AGREEMENT at any time on six (6) months' written notice to MICROCIDE. During such six (6) month notice period, RWJPRI shall continue to make quarterly installment payments for Research Funding pursuant to Article
         2.4 hereunder, provided, however, that the payment for the fist and second remaining quarters shall be one-half (1/2) and one-quarter (1/4), respectively, of the amount otherwise due, for such six month notice period. Upon conclusion of such six (6) month period, no further payments shall be due MICROCIDE from LICENSEE hereunder.

17.2 Notwithstanding any other provision herein, at the end of the RESEARCH TERM or at any time thereafter, LICENSEE may terminate this LICENSE AGREEMENT in its entirety or, in countries other than MAJOR MARKET COUNTRIES, on a country-by-country basis, upon three (3) months' written to MICROCIDE. At its sole discretion, MICROCIDE may on

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
         receipt of such notice from LICENSEE immediately accelerate such termination of this LICENSE AGREEMENT, in its entirety or on a country-by-country basis, as applicable, at any time within such three
         (3) month period.

17.3 Notwithstanding any other provisions of this Agreement, either party, at its option, may terminate this Agreement on ninety (90) days prior written notice served by one party should the other party fail to comply with or perform its obligations hereunder, unless such failure or non-performance is corrected within the ninety (90) day period following notification, or such extended period as shall be agreed between the parties.

17.4 Should the other party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into an arrangement for the benefit of creditors, enter into a procedure of winding up to dissolution or should a Trustee or Receiver be appointed for its business assets or operations, the other party shall be entitled to terminate this LICENSE AGREEMENT forthwith by giving written notice to the first party.

17.5 Failure to terminate this Agreement following breach or failure to comply with this Agreement shall not constitute a waiver of a party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

ARTICLE 18.  RIGHTS AND OBLIGATIONS UPON TERMINATION

18.1 In the event this LICENSE AGREEMENT is terminated in its entirety by LICENSEE in accordance with Articles 17.1 or 17.2 hereunder, or by MICROCIDE under Article 4.3.1, 17.3 or 17.4 hereunder LICENSEE undertakes:

         (a) to deliver to MICROCIDE any MICROCIDE KNOW-HOW in its possession;

         (b) not to use the MICROCIDE KNOW-HOW as long as it has to be kept confidential pursuant to Article 7 hereunder;

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
         (c)      to terminate its rights under the PATENT RIGHTS;

         (d) to transfer, at MICROCIDE's written request, all RWJPRI KNOW-HOW, MARKETING AUTHORIZATIONS and regulatory filings to MICROCIDE or its designee; and

         (e) to the extent requested by MICROCIDE, to transfer to MICROCIDE responsibility for and control of ongoing DEVELOPMENT work, including contracts with Third Parties for such work, in an expeditious and orderly manner with the costs for such work assumed by MICROCIDE as of the date such contracts are transferred;

         (f) grant to MICROCIDE an irrevocable, exclusive, worldwide paid-up license under RWJPRI patents and RWJPRI KNOW-HOW owned or controlled by LICENSEE, with the right to grant and authorize sublicenses, to make, have made, USE, SELL and HAVE SOLD COLLABORATION COMPOUNDS and LICENSED PRODUCTS, and provide MICROCIDE with all reasonable assistance to transfer the RWJPRI KNOW-HOW and enable MICROCIDE to continue DEVELOPMENT and to make, have made, USE, SELL and HAVE SOLD COLLABORATION COMPOUNDS and LICENSED PRODUCTS.

18.2 In the event that this LICENSE AGREEMENT is terminated by LICENSEE (a) pursuant to Article 17.3 hereof for a material default by MICROCIDE, or
         (b) under Article 19.2 hereof, then from and after the date of such termination, LICENSEE shall be entitled to use all MICROCIDE KNOW-HOW and other information generated under this LICENSE AGREEMENT, and shall have an exclusive, worldwide license under the PATENT RIGHTS and KNOW-HOW, to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCTS. In such event:

         (i) all provisions of this LICENSE AGREEMENT shall survive except Articles 2.1, 2.2, 2.3.1, 2.3.3., 2.4, 4.1, 4.2, 4.3.1, 4.4.2,
                  4.4.3; and

         (ii) the RESEARCH TERM shall immediately terminate and the definition of COLLABORATION COMPOUND under Article 1(b) shall thereafter be revised by deleting section (b) (ii) therefrom. In the event of termination under Article 19.2 hereof, Article 12.5 shall terminate.

Further, MICROCIDE will provide LICENSEE with all reasonable assistance to transfer the MICROCIDE KNOW-HOW and enable LICENSEE to continue DEVELOPMENT and to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCT.

18.3 Termination of this Agreement for any reason shall be without prejudice to:

         i. MICROCIDE's right to receive all payments accrued and unpaid on the effective date of such termination; and

         ii Any other remedies which either party may then or thereafter have hereunder or otherwise.

18.4 Except as set forth in Article 18.2 above, Articles 3.6, 7, 8, 14, 15, 19, 20 and 21, and the last sentence of Article 10.1 shall survive the expiration and any termination of the LICENSE AGREEMENT for any reason.

ARTICLE 19.  ASSIGNMENT

19.1 This Agreement or any interest herein shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party hereto. However, without securing such prior written consent, either party may assign this Agreement to an AFFILIATE or a successor of all or substantially all of its business to which this Agreement relates provided, that no such assignment shall be binding and valid until and unless the assignee shall have assumed in a writing, delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided, further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

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19.2     This LICENSE AGREEMENT shall be binding upon, and inure to, the benefit of the parties hereto, to the benefit of any permitted assignee or successor to substantially the entire assets of LICENSEE to which this LICENSE AGREEMENT relates, and to the benefit of any permitted assignee or successor to substantially the entire assets of the assigning party to which this LICENSE AGREEMENT relates. If, at any time during the term of this LICENSE AGREEMENT, MICROCIDE is acquired by way of merger or sale of all or substantially all of its assets or outstanding stock, by a pharmaceutical or biotechnology Company with annual worldwide sales of one billion United States dollars ($1,000,000,000) or more the ("Acquiror"), or MICROCIDE otherwise assigns this LICENSE AGREEMENT in whole or in part to such a pharmaceutical or biotechnology Company with annual worldwide sales of one billion United States dollars ($1,000,000,000) or more (the "Assignee"), LICENSEE shall have the right, upon notice, to terminate this LICENSE AGREEMENT and the provisions of Article 18.2 hereof shall apply. LICENSEE shall also have the right, whether or not it elects to terminate this LICENSE
         AGREEMENT, to require that all steps it may reasonably specify be taken to prevent disclosure of its confidential information to such Acquiror or Assignee in any way deemed adverse to its interests.

ARTICLE 20.  DISPUTE RESOLUTION

         Any and all disputes between the parties relating in any way to the entering into of this LICENSE AGREEMENT and/or the validity, construction, meaning, enforceability, or performance of this LICENSE AGREEMENT or any of its provisions, or the intent of the parties in entering into this LICENSE AGREEMENT, or any of its provisions, or any dispute relating to patent validity or infringement arising under this LICENSE AGREEMENT shall be settled by arbitration. Such arbitration shall be conducted at New York, New York, if requested by MICROCIDE and in San Francisco, California if requested LICENSEE, in accordance with the Commercial Arbitration Rules then pertaining to the American Arbitration Association with a panel of three (3) arbitrators. The arbitrators shall be selected from the National Panel of Arbitrators of the American Arbitration Association. The

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         Arbitrators may, at their discretion, provide for discovery by the parties not to exceed four (4) months from the date of filing of the notice of arbitration and the arbitrators shall render a decision within thirty(30) days of the completion of the hearing. The law of the State of New Jersey shall apply to the arbitration proceedings. The decision of the arbitrators shall be final and binding on the parties and their legal successors. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The successful party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses including attorney costs. The parties shall be deemed to have waived any rights to punitive damages. Disputes arising out of issues before the RAC or PMT shall not be subject to arbitration.

ARTICLE 21.  GENERAL

21.1 Before signing this LICENSE AGREEMENT the parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this LICENSE AGREEMENT and their aspirations for its success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. It is also recognized, however, that all business transactions contain an element of risk, as does the transaction contemplated by this LICENSE AGREEMENT and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, it is agreed that this LICENSE AGREEMENT, including the Appendices hereto attached,

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   [REDACTED]



         All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between MICROCIDE and LICENSEE in respect of this LICENSE AGREEMENT, are superseded by, merged into, extinguished by and completely expressed by this LICENSE AGREEMENT.

         No aspect, part or wording of this LICENSE AGREEMENT may be modified except by mutual agreement between the MICROCIDE and LICENSEE taking the form of an instrument in writing signed and dated by duly authorized representatives of both MICROCIDE and LICENSEE .

21.2 All communications, reports, payments and notices required by this LICENSE AGREEMENT by one party to the other shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by either party by notice in writing to the other.

                  If to MICROCIDE:
                           MICROCIDE PHARMACEUTICALS, INCORPORATED,
                           850 Maude Avenue,
                           Mountain View, California  94043
                           Telefax No.: (415) 428-3534
                           With a copy to:
                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California  94304
                           Telefax No.:  (415) 493-6511
                           Attn:  Michael O'Donnell

                  If to ORTHO, RWJPRI or LICENSEE:
                           ORTHO PHARMACEUTICAL CORPORATION,
                           1000 U.S. Route 202,
                           Raritan, New Jersey  08869
                           Telefax No.: (908) 218-1416
                           With a copy to:
                           Chief Patent Counsel
                           Johnson & Johnson
                           One Johnson & Johnson Plaza
                           New Brunswick, New Jersey  08903
                           Telefax No.:  (908) 524-2808

                           AND

                           R.W. JOHNSON PHARMACEUTICAL
                           RESEARCH INSTITUTE
                           920 U.S. Route 202
                           Raritan, New Jersey  08869
                           Telefax No.:  (908) 704-9486

         All such notices, reports, payments and communications shall be made in writing by telefax to the numbers set forth above or by First Class mail, postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office or when received by telefax.

21.3 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the internal laws of the State of New Jersey without regard to its conflict of law principles, except as to any issue which by New Jersey law depends upon the validity, scope or enforceability of any patent within the PATENT RIGHTS, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

21.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining part or provision shall not be affected by such holdings; provided that the parties shall use their best efforts to negotiate an enforceable provision that most nearly reflects the parties original intentions.

21.5 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

21.6 The waiver by either party, whether express or implied, of any provisions of this Agreement, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

21.7 Notwithstanding anything to the contrary in this LICENSE AGREEMENT, nothing herein contained shall be construed as a representation by MICROCIDE that the PATENT RIGHTS can be or will be used to prevent the importation by a third party hereto of a product into or the SALE or USE by a third party hereto of a product in any country within the PATENT RIGHTS where such product shall have been placed in commerce under circumstances which preclude the use of the PATENT RIGHTS to prevent such importation or SALE or USE by reason of any applicable law or treaty.

21.8 As used in this LICENSE AGREEMENT, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles hereof have been inserted by convenience only and do not constitute a part of this LICENSE AGREEMENT.

21.9 Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

21.10 Notwithstanding any other provisions of this LICENSE AGREEMENT, neither of the parties hereto shall be liable in damages or have the right to terminate this LICENSE AGREEMENT for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited acts of GOD, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials, and any time for performance hereunder shall be extended for the actual time of delay caused by such occurrence; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default and shall diligently seek to correct such conditions. If such reasons for delay or default continuously exist for twelve (12) months, this LICENSE AGREEMENT may be terminated by either party.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this LICENSE AGREEMENT on the date(s) indicated below, to be effective the day and year first above written.

For and on Behalf of MICROCIDE PHARMACEUTICALS, INCORPORATED


By:______________________________________
Name:____________________________________
Title:  Chief Executive

Date:____________________________________

For and on Behalf of ORTHO PHARMACEUTICAL CORPORATION AND LICENSEE


By:______________________________________
Name: Eric Milledge
Title: President

Date:____________________________________

For and on Behalf of THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE


By:______________________________________
Name: William A.M. Duncan
Title: Chairman
Date:____________________________________

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                   APPENDIX A
                                  RESEARCH PLAN




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  Appendix A-1




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  Appendix A-2




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  Appendix A-3




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  Appendix A-4




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                     Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                   APPENDIX B
                                  PATENT RIGHTS




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-1




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-2




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-3




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-4




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                 APPENDIX B-5




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-6




                             CONFIDENTIAL TREATMENT
                                    REQUESTED

                                  APPENDIX B-7




                             CONFIDENTIAL TREATMENT
                                    REQUESTED